UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lufkin Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LUFKIN INDUSTRIES, INC.

P. O. Box 849

Lufkin, Texas 75902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2009

TO THE SHAREHOLDERS OF LUFKIN INDUSTRIES, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Lufkin Industries, Inc., a Texas corporation (the “Company”), will be held at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901, on the 6th day of May, 2009, at 9:00 a.m. local time, for the following purposes:

1.	To elect two directors to the Company’s board to serve until the annual shareholders’ meeting held in 2012 or until a successor has been elected and qualified; and

2.	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 17, 2009 are entitled to notice of and to vote at the meeting.

You are kindly requested to mark, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting, in order to ensure a quorum. You may revoke the proxy at any time prior to the meeting by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., P. O. Box 849, Lufkin, Texas 75902, phone number (936) 634-2211; or, if you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

It is sincerely hoped that it will be possible for you to personally attend the meeting.

PAUL G. PEREZ
Secretary

April 1, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 6, 2009

The proxy statement and annual report to security holders are available at www.edocumentview.com/LUFK.

LUFKIN INDUSTRIES, INC.

P. O. Box 849

Lufkin, Texas 75902

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Lufkin Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on May 6, 2009, and any adjournments thereof. The annual meeting will be held at 9:00 a.m., local time, at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached to this Proxy Statement.

Each shareholder of the Company giving a proxy has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the Annual Meeting of Shareholders or by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., P. O. Box 849, Lufkin, Texas 75902, phone number (936) 634-2211. In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or facsimile. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company. The approximate date on which this Proxy Statement and form of proxy will first be sent to shareholders is April 1, 2009.

Computershare Investor Services, LLC, as the Company’s transfer agent, collects and informs the Company of all proxy votes tallied for each issue listed in the proxy statement.

QUORUM AND VOTING SECURITIES

At the close of business on March 17, 2009, which is the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the annual meeting or any adjournments thereof, the Company had 14,860,795 shares of common stock, $1.00 par value (the “Common Stock”) outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. Shareholders do not have cumulative voting rights.

The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the meeting and entitled to vote is required for the election of directors in Proposal Number 1 and will constitute a ratification of the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the purposes of Proposal Number 2.

A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Withholding authority to vote for a director nominee in the election of directors will not affect the outcome of the election of directors, as this will be considered a holder not “present” at the meeting. However, for all other proposals to be voted on, abstentions are treated as votes against the particular proposal. Broker non-votes, defined as shares held by a broker who received no voting instructions for a particular proposal to be voted on, are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated and urges you to vote FOR the election of the two directors who have been nominated to serve a three-year term of office as Class III Directors. Proxies solicited hereby will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the meeting and entitled to vote is required for approval of this Proposal.

The Company’s Fourth Restated Articles of Incorporation (the “Articles”) divide the Board of Directors, with respect to terms of office, into three classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist of, as nearly as possible, one-third of the members of the entire Board. In accordance with the Company’s Bylaws, the Company’s Board of Directors is currently set at ten members, with a minimum of seven and a maximum of 15 members required. The Board of Directors has affirmatively determined that each of Messrs. J. F. Anderson, Ms. S. V. Baer, S. W. Henderson, III, J. T. Jongebloed, J. H. Lollar, B. H. O’Neal, H. J. Trout, Jr., and T. E. Wiener are independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Mr. D. V. Smith is not independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules as he served as the Chief Executive Officer of the Company until March 1, 2008. Also, Mr. J. F. Glick is not independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules as he currently serves as the President and Chief Executive Officer of the Company.

The term of office of each of the Class III Directors expires at the time of the 2009 Annual Meeting of Shareholders, or as soon thereafter as their successors are elected or qualified. Mr. D. V. Smith and Mr. J. F. Anderson have been nominated to serve a three year term as Class III Directors. Mr. S.W. Henderson, III will retire from the Company’s Board of Directors effective at the time of the 2009 Annual Meeting of Shareholders. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted FOR the election of the nominees for director listed below, unless authority to do so has been withheld. If, at the time of the 2009 Annual Meeting of Shareholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominating/Governance Committee Policy on Director Candidates

The Nominating/Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify candidates upon request of the Nominating/Governance Committee from time to time. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating/Governance Committee in writing at Lufkin Industries, Inc., P.O. Box 849, Lufkin, Texas 75902, including whatever supporting material the shareholder considers appropriate. The Nominating/Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations.

Description of Nominating/Governance Committee’s Selection Process of Director Candidates

The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Governance Committee regularly assesses the appropriate size of the

Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Governance Committee through current Board members, professional search firms, management, shareholders or other persons. When a professional search firm is retained it must become familiar with the Company and its business. Furthermore, it must then clearly understand the skill sets, experience and education the Board is seeking in a prospective member. The firm then must utilize its resources to find and present suitable candidates. The Committee may emphasize certain requirements depending on the Board position to be filled. Industry experience may be favored over financial, legal, sales or other areas of expertise when filling a board position. These candidates are evaluated at regular or special meetings of the Nominating/Governance Committee and may be considered at any point during the year. The Nominating/Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating/Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Governance Committee. The Nominating/Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Nominating/Governance Committee’s Minimum Director Candidate Qualifications

In evaluating recommended nominees for a position on the Company’s Board of Directors, the Nominating/Governance Committee considers, at a minimum, the following factors:

1.	The candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life.

2.	The candidate shall be prepared to represent the interests of all shareholders.

3.	The candidate has familiarity with business matters and an ability to grasp and analyze financial data.

4.	The candidate shall not have any material personal, financial or professional interest in any present or potential competitor of the Company.

5.	The candidate’s knowledge, skills and experience in light of prevailing business conditions and the knowledge, skills and experience possessed by other members of the Board.

6.	The candidate fulfills the needs of the Company with respect to the particular talents and experience of the directors.

7.	Personal business experience in a leadership position within one of the markets served by the Company should be a criteria by one or more of the Board’s directors.

8.	The candidate has the ability and willingness to dedicate sufficient time, energy and attention to the performance of his or her duties, including participation in Board and committee meetings.

Nominees for Director

The nominees for Class III Directors, if elected, whose term of office will expire in 2012, and certain additional information with respect to each of them, are as follows:

Douglas V. Smith, Chairman of the Board. Age 66. Mr. Smith was elected President and Chief Executive Officer of the Company in January 1993 and Chairman of the Board in May 1995. He was also elected as a director in January 1993. Effective March 1, 2008, Mr. Smith retired from his position as Chief Executive

Officer, but continues in his position as Chairman of the Board. Mr. Smith also continues to serve as Chairman of the Executive Compensation Committee.

John F. Anderson, Manager of his own investments. Age 66. Mr. Anderson has been a director of the Company since 2003 and currently serves as a member of the Executive Committee and the Pension Committee.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the election of the director nominees.

PROPOSAL NO. 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Audit Committee has selected the firm Deloitte & Touche LLP as our Independent Registered Public Accounting Firm to audit the Company’s books and accounts for the fiscal year ending December 31, 2009. Deloitte & Touche LLP served as our Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2008. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the Independent Registered Public Accounting Firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte & Touche LLP as our principal Independent Registered Public Accounting Firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

Deloitte & Touche’s representative will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2009.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements. The Audit Committee’s functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company’s procedures for internal auditing, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for auditing both the Company’s financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).

In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the Company’s interim financial statements as well as the Company’s annual financial statements and the independent auditor’s examination and report on the Company’s annual financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as currently in effect. The Audit Committee reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Company annually reviews any relationship between management and all directors and its independent registered public accounting firm and reviews any issues with outside counsel. In 2008, there were no outside relationships existing between management and all directors and the Company’s independent registered public accounting firm.

The Audit Committee reviewed the Company’s audited financial statements and internal control over financial reporting for the year ended December 31, 2008, and discussed them with management and the independent auditors. Based on the aforementioned review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence and concluded no conflict existed.

The Audit Committee’s policy is that the committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent auditors. The Audit Committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more Audit Committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has adopted procedures for the pre-approval of services by the Company’s independent auditor. The Audit Committee will, on an annual basis, retain the independent audit firm and pre-approve the scope of all audit services and specified audit-related services. The Chair of the Audit Committee or the full Audit Committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. Any permitted non-audit services must be pre-approved by either the Chair or the full Audit Committee. In fiscal years 2008 and 2007, 100 percent of the services provided to the Company by the independent auditors were pre-approved in compliance with the policies described above. The Audit Committee has selected Deloitte & Touche LLP as its independent auditor for 2009. Deloitte & Touche LLP, independent registered public accounting firm, audited the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2008, and have advised the Company that it will have a representative at the May 6, 2009, Annual Meeting of Shareholders who will be available to respond to appropriate questions. Such representative will be permitted to make a statement if they desire to do so.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The following members of the Audit Committee have delivered the foregoing report:

John H. Lollar, Chairman

S. V. Baer

B. H. O’Neal

J. T. Jongebloed

Independent Public Accountants

Aggregate fees incurred by the Company for the years ended December 31, 2008 and 2007, for services performed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”):

	2008	2007
Audit Fees(a)	976,903	917,044
Audit-Related Fees(b)	0	0
Subtotal Audit and Audit Related	976,903	917,044
Tax Fees(c)	0	0
All Other Fees	0	0
Total Fees	976,903	917,044

(a)	Includes fees billed and expected to be billed for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of the Company’s quarterly financial statements, and foreign statutory audits.

(b)	Includes fees for the audits of the Company’s employee benefit plans and consultation on certain financial accounting and reporting matters.

(c)	Includes tax compliance fees for assistance with federal, state and foreign income tax returns and audits, and various tax planning and consultation matters.

The fees incurred by the Company with respect to independent auditors during 2008 and 2007 contain no consulting-related work.

COMPANY INFORMATION

INFORMATION ABOUT CURRENT AND CONTINUING DIRECTORS

Name	Position with the Company	Age	Director Since
Douglas V. Smith	Director, Chairman of the Board	66	1993
John F. Anderson*	Director	66	2003
Suzanne V. Baer*	Director	61	2005
John F. Glick	Director, President and Chief Executive Officer	56	2007
Simon W. Henderson*†	Director	75	1971
J. T. Jongebload*	Director	67	2002
John H. Lollar*	Director	70	1997
Bob H. O’Neal*	Director	74	1992
H. J. Trout*	Director	64	1980
Thomas E. Wiener*	Director	68	1987

*	Indicates independence, as independence is defined in Exchange Act Rule 10A-3(b)(1) and NASDAQ Marketplace Rule 4200(a)(15).

†	Mr. S.W. Henderson will retire from the Company’s Board of Directors effective at the time of the 2009 Annual Meeting of Shareholders.

Information about Mr. Smith and Mr. Anderson can be found above under “Nominees for Director” as Class III Directors whose term of office, if elected, will continue after the meeting and expire in 2012.

The Class I Directors, whose term of office will expire in 2010, and certain additional information with respect to each of them, are as follows:

John H. Lollar, Managing Partner of Newgulf Exploration, L.P. since 1996. Age 70. Mr. Lollar was formally Chairman, President and Chief Executive Officer of Cabot Oil and Gas Corporation. He is a director of Plains Exploration and Production Company, Inc. He became a director of the Company in 1997 and currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee.

Bob H. O’Neal, formerly President of Stewart & Stevenson Services, Inc. Age 74. Mr. O’Neal became a director in 1992 and currently serves as Chairman of the Compensation Committee and as a member of the Nominating/Governance Committee and Audit Committee.

Thomas E. Wiener, Attorney at law since 1968. Age 68. Mr. Wiener became a director of the Company in 1987 and currently serves on the Executive Committee, Nominating/Governance Committee and the Pension Committee.

John F. Glick, President and Chief Executive Officer of the Company. Age 56. Mr. Glick was elected Chief Executive Officer by the Board of Directors effective March 1, 2008. He also currently serves as President of the Company effective August 2, 2007. He was also elected as a director in November of 2007. Prior to his current position, Mr. Glick was Vice President and General Manager of Lufkin’s Oilfield Division from April 2007 until August 2007; he also held the position of Vice President and General Manager of Lufkin’s Power Transmission Division from September 1994 until April 2007.

The Class II Directors, whose term of office will expire in 2011, and certain additional information with respect to each of them, are as follows:

H. J. Trout, Jr., Manager of his own investments. Age 64. Mr. Trout has been a director of the Company since 1980 and serves as Chairman of the Pension Committee and as a member of the Executive Committee and the Nominating/Governance Committee.

J. T. Jongebloed, formerly Chairman, President & Chief Executive Officer of Pool Energy Services, Inc. from 1978 to 1999. Age 67. He became a director of the Company in 2002 and serves as Chairman of the Nominating/Governance Committee and as a member of the Audit Committee and the Compensation Committee.

Suzanne V. Baer, formerly Executive Vice President and Chief Financial Officer of Energy Partners Ltd. from 2001 to 2005. Age 61. Ms. Baer also serves as a board member of Hercules Offshore, Inc. She became a director of the Company in 2005 and currently serves as a member of the Audit and Pension Committees.

Board Committees

Executive Committee

The Board of Directors has a standing Executive Committee. The Executive Committee is comprised of Messrs. D. V. Smith, Chairman, J. F. Anderson, S. W. Henderson, III, H. J. Trout, Jr. and T. E. Wiener. The purpose of this committee is to advise management during intervals between Board meetings.

Audit Committee

The Board of Directors has a separately-designated Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently comprised of Messrs. J. H. Lollar, Chairman,

B. H. O’Neal, J. T. Jongebloed and Ms. S. V. Baer. The Board of Directors has determined that J. H. Lollar, S. V. Baer, B. H. O’Neal and J. T. Jongebloed are “audit committee financial experts” as defined by the Securities and Exchange Commission. Messrs. J. H. Lollar, B.H. O’Neal and J. T. Jongebloed, in addition to serving as Chief Executive Officers of major corporations and organizations, have had financial education and training. Ms. S. V. Baer has served in several corporate executive positions including Chief Financial Officer and Treasurer positions. All the members of the Audit Committee are independent (as independence is defined in Exchange Act Rule 10A-3(b)(1), as well as the independence requirements of NASDAQ Marketplace Rule 4200(a)(15)). The Audit Committee has a written charter adopted by the Board. It is available on the Company’s website at www.lufkin.com. The charter requires the Committee to reassess and report to the Board on the adequacy of the charter on an annual basis.

The Audit Committee is, among other things, responsible for:

•	appointing, replacing, compensating and overseeing the work of the independent auditor;

•

reviewing the services proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditors, the internal auditors and management with respect to the status and results of their activities;

•

reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

•	reviewing, approving and discussing with management and the independent auditors the annual and quarterly financial statements, the annual report to stockholders, and the Form 10-K; and

•	reviewing earnings, press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Compensation Committee

The Board of Directors has a standing Compensation Committee which is currently comprised of Messrs. B. H. O’Neal, Chairman, S. W. Henderson, III, J. T. Jongebloed and J. H. Lollar. The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and NASDAQ Marketplace Rule 4200(a)(15) and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee.

This Committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•	establishing the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

•	approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company; and

•	reviewing and recommending the amount and method of compensation for members of the Board.

The Charter of the Compensation Committee is available on the Company’s website at www.lufkin.com.

Pension Committee

The Board of Directors has a standing Pension Committee. The Pension Committee is currently comprised of Messrs. H. J. Trout, Jr., Chairman, J. F. Anderson, T. E. Wiener, and Ms. S. V. Baer. The purpose of this committee’s responsibilities is to review the performance and administration of the Company’s Pension Plan.

This Committee is, among other things, responsible for:

•	reviewing the quarterly results of the Pension Plan investments;

•	reviewing the quarterly investment allocations;

•	receiving a quarterly overview by the Plan Advisor of fund performance and any recommendations for other investment opportunities;

•	providing to the Plan Advisor any investment or allocation modifications to meet investment goals or comply with the investment policy;

•	insuring compliance with all applicable laws and regulations; and

•	reviewing pension benefits provided by the Company.

Nominating/Governance Committee

The Board of Directors has a standing Nominating/Governance Committee. The Nominating/Governance Committee is comprised of Messrs. J. T. Jongebloed, Chairman, B. H. O’Neal, S. W. Henderson, III, H. J. Trout, Jr., and T. E. Wiener. The Nominating/Governance Committee is composed solely of “independent directors” as defined in NASDAQ Marketplace Rule 4200(a)(15). The Committee’s primary purpose is to discharge the Board’s responsibility related to public policy matters, the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members and the review of the qualifications and make-up of the Board membership.

The Committee is, among other things, responsible for:

•

reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on the Board;

•	considering nominees recommended by stockholders for election as directors;

•

reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•	assessing and recommending overall corporate governance practices;

•	establishing the process and administering the evaluation of the Board;

•

reviewing public issues identified by management and the Company’s efforts in addressing these public issues through research, analysis, lobbying efforts and participation in business and government programs;

•	reviewing and approving codes of conduct applicable to directors, officers and employees; and

•	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board.

The charter of the Nominating/Governance Committee is available to shareholders at www.lufkin.com.

Directors’ Meetings and Compensation

During 2008, the Audit Committee had five meetings, the Compensation Committee had three meetings, the Executive Committee had five meetings, the Pension Committee had four meetings, the Nominating/Governance Committee had one meeting and the Board of Directors had five meetings. During 2008, each continuing member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and the committees of which he/she was a member. As required by NASDAQ Marketplace Rules, the Company’s independent directors have regularly scheduled executive sessions.

During 2008, in addition to the $32,000 annual retainer, directors received $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting that they attended with the exception of Audit Committee meetings, which paid directors $2,000 for each meeting. In 2008, the Audit Committee Chairman received a retainer of $5,000, the Compensation Committee Chairman received a retainer of $3,000, and the Pension Committee and Nominating/Governance Committee Chairmen each received a retainer of $1,000. In addition, each director receives a 10,000 share stock option grant on the date of his election to the Board of Directors and a grant of options to purchase 2,000 shares each year thereafter as long as he or she continues on the Board. Director compensation was amended in the November 2008 Compensation Committee meeting. Effective January 1, 2009, directors will receive an annual retainer of $36,000. In addition, the Audit Committee Chairman will receive a retainer of $12,000, the Compensation Committee Chairman will receive a retainer of $8,000, and the Pension Committee and Nominating/Governance Committee Chairmen each received a retainer of $4,000. All other meeting fees remain the same.

Director Attendance at Company Annual Meetings

It is the policy of the Company’s Board of Directors that directors are strongly encouraged to attend all annual shareholder meetings. In 2008, all directors attended the annual meeting of shareholders.

Code of Ethics for Senior Financial Officers of the Company

For years, the Company has had policies regarding conflicts of interest and securities law compliance. The Company has adopted a Code of Ethics for Senior Financial Officers of the Company that reflects these longstanding policies and contains additional policy initiatives. The Company requires all its senior financial officers, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to adhere to the Code of Ethics for Senior Financial Officers of the Company in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics for Senior Financial Officers of the Company requires that senior financial officers avoid conflicts of interest, comply with securities laws and other legal requirements and conduct business in an honest and ethical manner. The Company conveys to its senior financial officers both their obligations and responsibilities under and the importance of the Code of Ethics for Senior Financial Officers of the Company.

The Company has established procedures for receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has also adopted a written Code of Conduct that is applicable to all employees of the Company, including the Senior Financial Officers, and all Directors. The Company has made available to stockholders the Code of Ethics for Senior

Financial Officers of the Company and the Code of Conduct on its website at www.lufkin.com or a copy can be obtained by writing to the Company Secretary, P.O. Box 849, Lufkin, Texas 75902. Any amendment to, or waiver from, the Code of Ethics for Senior Financial Officers of the Company or the Code of Conduct will be disclosed in a current report on Form 8-K within four business days of such amendment or waiver as required by the NASDAQ Marketplace Rules.

Shareholder Communications with the Board

Any shareholder wishing to communicate with the Board of Directors may do so by writing to the Board of Directors at the Company’s principal address of P.O. Box 849, Lufkin, Texas 75902. Any shareholder communication so addressed, unless clearly of a marketing nature, will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the Board of Directors.

INFORMATION ABOUT CURRENT EXECUTIVE OFFICERS

The following information is submitted with respect to the executive officers of the Company:

Name	Position with Company	Age	Executive Officer Since
J. F. Glick	President & Chief Executive Officer	56	1994
C. L. Boone	Vice President/Treasurer/Chief Financial Officer	40	2008
S. H. Semlinger	Vice President—Manufacturing Technology	55	1991
P. G. Perez	Vice President/General Counsel & Secretary	63	1996
T. L. Orr	Vice President—Power Transmission	63	2007
M. E. Crews	Vice President—Oilfield	52	2008

There is no significant family relationship either by blood, marriage or adoption among the directors, director nominees or executive officers of the Company.

All of the executive officers of the Company, with the exception of Mr. Boone, Mr. Orr and Mr. Crews, have been employed by the Company for more than five years in the same or similar positions. Effective March 1, 2008, Mr. Smith retired from his position as Chief Executive Officer, but continues in his position as Chairman of the Board. Upon Mr. Smith’s retirement, Mr. Glick was appointed as Chief Executive Officer. Effective April 30, 2008, Mr. Leslie retired from his position as Vice President/Treasurer/Chief Financial Officer. Upon Mr. Leslie’s retirement, Mr. Boone was appointed as Vice President/Treasurer/Chief Financial Officer. Mr. Boone has been employed by the Company since January 1993. Prior to becoming Vice President/Treasurer/Chief Financial Officer, Mr. Boone served as Corporate Controller. Mr. Orr has been employed by the Company since August 1976. Prior to becoming the Company’s Vice President of the Power Transmission Division, Mr. Orr served as the Company’s Director of Sales and Marketing for the Power Transmission Division from December 1996 until September 2007. Mr. Crews has been employed by the Company since January 2008. Prior to joining the Company, Mr. Crews was employed by Cameron International Corporation in Houston, Texas, as Vice President, Technology. The executive officers of the Company serve at the request of the Board of Directors of the Company. The term of office for all executive officers expires at the next annual meeting of the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objective. Our senior management compensation objective is to provide a market competitive package that will attract and retain experienced professionals. In 2008, the compensation package for our executive officers included a base salary, an annual variable cash award and a long-term equity component. Our view is that such a package is customary for a manufacturing executive, as it provides a market competitive salary and also aligns the executive’s economic interest with that of our shareholders. Furthermore, the three part executive compensation package forms the foundation of a prospective executives job offer. It relates the value and level of responsibility of the position at Lufkin Industries. The three part package also aligns with market measurements for comparable executives.

Compensation Rationale. The total compensation of our executive officers is determined by taking into account the following rational: (1) the prevailing market for comparable positions, (2) our financial results and (3) an assessment of an executive’s impact on those results by the Committee in order to supplement and balance the statistical elements of compensation. These three elements play important roles in the interpretation of compensation data and assessment of individual performance. Each member of the Committee considers these elements during their deliberations. There is no specifically assigned weight placed on these elements in order to provide the Committee with maximum flexibility to appropriately evaluate value, performance and cost.

The first point of reference is the determination of the prevailing market for comparable positions. This responsibility is placed on Frederic W. Cook & Co. which was retained by the Committee to provide relevant compensation information and to provide recommendations as requested. A peer group of energy and manufacturing companies was established in order for the consultant to determine the market. Once the market data was established the consultant was able to determine the Company’s position relative to the peer group. From the Company’s position in the peer group the consultant recommended adjustments that would place executives at the Company’s 50th percentile target. The Committee weighs the consultant’s recommendation along with the other two reference points that it utilizes.

The Company’s financial results for 2008 is the second point of reference used by the Committee. The established Corporate Net Earnings target for the year was $76.1 million. The 2008 Power Transmission Division and Oilfield Division net operating income targets were $37.8 million and $101.1 million, respectively. Based upon the Company’s net earnings of $92.0 million the Committee easily determined that corporate performance was 121% above target. Similarly Oilfield exceeded its target by 136% and Power Transmission exceeded its target by 106%.

The third reference point used by the Committee is their assessment of the executive’s impact on corporate and/or division’s operating results. This individual assessment is primarily subjective but the basis for such a judgment is based upon objective results such as a division’s operating results. Executives with corporate responsibilities are assessed on how they support and impact total operations as well as the attainment of the corporate operating target. The Committee interacts personally and receives reports from officers on a quarterly basis. Additionally, the CEO provides feedback to the Committee on the work product of each officer throughout the year. The utilization of all three reference points by the Committee forms the rationale behind the compensation decisions affecting executives.

Review Process Schedule. The Committee’s annual compensation review process calls for review of the CEO’s performance and total compensation at its February 2009 meeting. Also reviewed at this meeting is the annual variable cash compensation for the other executive officers. Stock options granted to the CEO at the February meeting were based upon the Company’s stock price at the end of the day on which the meeting was held. This meeting has historically been scheduled for the second Tuesday in February.

At the November 2008 meeting, the Committee reviewed the total compensation for executive officers of the Company and non-employee members of the Board of Directors. Stock options granted at this meeting to officers were based upon the Company’s closing stock price of $55.27 on the day of the meeting. Stock options for directors are granted on the day of the annual shareholder’s meeting which was held in May 2008. Historically, the November meeting is scheduled on the first Tuesday of the month.

Preparation for Review. In September 2008, the Committee engaged Frederic W. Cook & Co., Inc. as a compensation consultant to provide a senior executive compensation analysis for 2008. In January 2009, the Committee again engaged Frederic W. Cook & Co., Inc. to prepare a CEO compensation market analysis. The consultant prepared a compensation analysis based upon an evaluation of fourteen energy or manufacturing companies with revenues ranging from approximately $376 million to $1.8 billion. Subsequently, based on the revenues and markets of the identified companies, the consultants believed that both reports reflected an appropriate market sample for Lufkin’s CEO and senior management executives. The peer group and the relationship of Lufkin Industries, Inc. to that group are illustrated as follows:

Competitive Comparisons

Peer Group Rankings

Competitive comparisons are made to fourteen companies that are competitors for labor and/or capital, and are of broadly similar size as measured by revenues.

This group is the same as that used last year for executive pay and performance comparisons.

Latest Available Four Quarters ($ millions)

Revenues

Complete Production	$1,776
W-H Energy Services	$1,224
Global Industries	$1,084
Basis Energy Services	$985
RPC	$835
Parker Drilling	$798
Robbins & Myers	$787
Matrix Services	$776
ION Geophysical	$749
Newpark Resources	$744
Lufkin	$668
Allis-Chalmers Energy	$638
NATCO Group	$628
Dril-Quip	$540
Carbo Ceramics	$376

Source: Standard & Poor’s Compustat.

Named Executive Officers. For the fiscal year ending December 31, 2008, the Company’s named executive officers included:

•	Mr. Douglas V. Smith, who served as the Company’s Chief Executive Officer until March 1, 2008;

•	Mr. John F. Glick, who served as the Company’s President throughout fiscal year 2008 and was elected as the Company’s Chief Executive Officer effective March 1, 2008;

•	Mr. Robert D. Leslie, who served the Company as a Vice President and as Treasurer and Chief Financial Officer until May 7, 2008;

•	Mr. Christopher L. Boone, who was elected as the Company’s Vice President/Treasurer and Chief Financial Officer on May 7, 2008;

•	Mr. Paul G. Perez, who served the Company as a Vice President and as Secretary and General Counsel throughout fiscal year 2008;

•	Mr. Scott Semlinger, who served the Company as a Vice President throughout fiscal year 2008; and

•	Mr. Terry L. Orr, who was elected as a Vice President of the Company effective September 5, 2007.

Base Pay. The Committee believes that base pay is the component that provides the foundation for the total compensation package. Our success in recruiting and retaining senior executives in our industry is partly attributed to targeting base pay to the 50th percentile of our market benchmark. Although the Committee examines the market data of the peer group, the extensive business experience of the individual members provides them with the judgment to evaluate and adjust an individual’s base pay to reflect their performance. After reviewing the available market data, financial performance and individual performance, the Committee determined at the February 2009 meeting to increase Mr. Glick’s base compensation by 4.0%. At the November 2008 meeting, Mr. Boone’s (CFO) base was increased by 13.6%, Mr. Orr’s (VP) base was increased by 10.53%, Mr. Semlinger’s (VP) base was increased by 4.65% and Mr. Perez’s (General Counsel) base was increased 6.25%. Mr. Glick’s base increase was related to his promotion to Chief Executive Officer effective March 1, 2008. The base rate increases for Messrs. Boone, Orr, Semlinger and Perez were related to the Committee’s intent of keeping these positions competitive with the peer group’s 50th percentile.

Bonus. The Committee believes that this compensation element should be used to incentivize executives to meet and exceed their financial objectives. It also aligns their interests with shareholders. When our shareholders are rewarded with increases in their dividends and the value of their stock, senior managers are provided bonuses that reflect the level of success. Recommended target levels for the senior officer’s bonus have also been provided by the Committee’s consultant. At the present time the President’s target is 58% of base pay and the Vice Presidents’ target is 50% of base pay. The Committee believes these individuals could attain the target bonus with satisfactory performance, attainment of personal objectives and a major contribution to the Company’s financial results. The Committee established at its February meeting that no bonus would be paid to anyone unless the Company’s financial results exceeded a 9% return on equity for operational earnings. For 2008, the Committee reviewed the operations budget that had been approved and determined that a target of net after tax income of $76,100,000 would not only challenge Mr. Glick and the other officers but it would exceed the previous year’s record earnings of $74.2 million. A bonus threshold was established at 80% of the target or $60,880,000 net after tax income. The maximum bonus target was established at 125% of the target or $95,125,000 net after tax income for the year.

Equity Compensation. Equity compensation grants of nonqualified stock options pursuant to the Lufkin Industries, Inc. Incentive Stock Compensation Plan 2000 have historically been the primary form of equity compensation awarded by the Committee. The Committee is aware of the increased use of other forms of equity compensation. Market data reveals that restricted stock grants have gained in their acceptance. This Committee believes that shareholders are best served through the use of nonqualified stock options because the executives benefit under this form of equity compensation only after the value of the Company’s stock is increased beyond the options’ grant price. The Committee reviews this philosophy annually and believes that competitive compensation through nonqualified stock options still serves the best interests of the shareholders. The Committee’s process for determining the number of stock options for each executive begins with a review of the peer group’s methods of delivery of equity to executives. As stated previously, the Committee believes nonqualified options are best suited for the Company. Share dilution is then examined to determine Lufkin’s place in the peer group and the annual run rate within this group. In both comparisons Lufkin’s position is well within the peer benchmarks. The Committee then reviews the shareholder value transfer calculation and stock option recommendations of the consultant. The final recommendation reviewed by the Committee is submitted by the CEO who weighs each officer’s experience, level of responsibility and his subjective value for teamwork and other contributions toward annual results. Based on these factors, the Committee approved stock options grants to executives in the amounts reported in this proxy.

CEO Compensation Analysis. Taking into consideration the three elements described above at its February 2009 meeting, the conclusion reached by the Committee was that Mr. Glick’s leadership and business judgment were a significant factor in making 2008 a record year for financial performance for the Company, which exceeded the parameters that were established in the target budget. After reviewing and evaluating the peer group compensation data, the Committee then used its knowledge and understanding of the company’s business results and the contribution they believed Mr. Glick made toward the attainment of those results. As a result, the Committee determined that Mr. Glick’s total direct cash compensation package for 2008 was $1,181,077. This compensation package contained base salary payments totaling $473,077 and a cash performance bonus of $708,000. The Committee believed that the CEO’s total cash compensation for 2008 would place him between the 50th and 75th percentile of the Company’s peer group. The companies in the peer group used for comparison were primarily matched for revenue, product mix, markets, and business units. The final element of the CEO’s 2008 compensation package was the award of 37,500 stock options with an exercise price of $55.39*. The option grant price for the CEO was determined by the stock’s closing price of $55.39 on the day of the Committee’s February 2008 meeting. The total CEO compensation for 2008 of base salary, bonus and stock options is valued at $1,901,827. This amount places Mr. Glick’s total compensation between the 50th and 75 percentile in our peer group. Also, considered by the Committee was the CEO’s successful senior management transition that he led during a volatile and changing market environment. The Committee concluded that this total was appropriate given the Company’s results and Mr. Glick’s contribution in the attainment of the Company’s results.

At its February 2009 meeting the Committee reviewed the consultant’s CEO compensation analysis and the Company’s internal salary plan. The Committee determined that Mr. Glick’s base salary should be raised to $520,000 effective January 1, 2009. Additionally, the Committee granted Mr. Glick a stock option award of 35,000 stock options with a grant price of $36.12. This award has a value of $460,600. The stock option grant value was determined by the stock’s closing price on the day of the Committee’s February 2009 meeting.

* The value of this award is $720,750.

Officer Compensation. The review of officer compensation also contains the three elements used in the CEO analysis. However, the Committee also requests a compensation recommendation from the CEO and a supporting performance explanation. The consultant’s market data comparison is closely reviewed and evaluated. Examples of criteria used to measure officers responsible for business units are revenue, net income and bookings. Officers with corporate responsibilities are measured based on total corporate operating results along with individual financial and administrative objectives. Examples of corporate officer objectives are the CFO’s accounts receivable collection, cash management and maintenance of all financial systems. Representing the Company in all legal matters, negotiating labor agreements and responsibility for all human resource functions are major parts of the General Counsel’s role. The Technology executive is responsible for the Company’s capital purchasing and for the implementation of strategic plans. The CEO’s recommendation on compensation is discussed by the Committee in relation to the peer group market data, the Company’s financial results and the Committee’s own evaluation of an individual officer’s performance. At the February 2009 meeting the Committee utilized the CEO’s recommendation and its own rational to award cash bonuses to the named executive officers.

At the November 2008 meeting, the Committee reviewed the market data provided by its consultant and the CEO recommendations and made the following adjustments to base pay and awarded long-term incentive grants of non-qualified stock options. Historically the Committee has relied on consultants to determine the number of stock option grants for senior executives. In 2008, the Committee elected to grant options to senior executives in order to reflect the exceptional business results and to incentivize the executives to focus on shareholder value.

These grants are consistent with the Committee’s belief that the executive only benefits if the shareholder is rewarded with an increase in the value of their shares.

Name	From	To	Options Granted	Grant Price
C. L. Boone	$190,000	$215,000	8,000	$55.27
T. L. Orr	$190,000	$210,000	9,000	$55.27
P. G. Perez	$240,000	$255,000	8,000	$55.27
S. H. Semlinger	$215,000	$225,000	8,000	$55.27

Severance Benefits. Severance benefits for senior management reflect the fact that it may be difficult for senior executives to find comparable employment within a short period of time and are designed to separate the company from the former employee as soon as practicable. Each of our named executive officers is a party to an employment agreement which provides for continued salary and benefits under certain conditions.

Where the termination is without “cause” or the employee terminates employment for “good reason,” our severance plan provides for benefits of (i) two to three years of base salary and previous year’s bonus for the CEO and (ii) one to two years of base salary and bonus for other executive officers. The Company also continues health and other insurance benefits for the same period. The Company also accelerates the vesting of equity compensation. In addition, a terminated employee is entitled to receive any benefits that he otherwise would have been entitled to receive under our 401(k) plan, pension plan and supplemental retirement plan, although those benefits are not increased or accelerated. When an employee is entitled to severance benefits under traditional severance provisions and change-in-control provisions as discussed under the heading “Change-in-Control,” he or she receives the larger of the two amounts.

Based upon a hypothetical termination date of December 31, 2008, the severance benefits for the Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three most highly compensated executive officers of the Company would have been as follows:

Name*	Base Salary ($)	Bonus	Healthcare and Other Insurance Benefits ($)	Pension Payment	Total ($)
J. F. Glick	1,419,231	951,000	116,395	277,676	2,764,302
C. L. Boone(1)	—	—	—	—	—
P. G. Perez	383,654	411,429	38,074	40,507	873,664
S. H. Semlinger	342,852	257,143	32,721	24,265	656,981
T. L. Orr(1)	—	—	—	—	—

*	Upon the retirement of Mr. Smith and Mr. Leslie, there were no severance payments made during the fiscal year ending December 31, 2008.

(1)	Mr. Boone and Mr. Orr do not have an employment agreement with the Company. They both have a change-in-control agreement with the Company.

Retirement Plans. The Company maintains a noncontributory defined benefit pension plan covering substantially all U. S. based employees, including its executive officers. The Company’s Retirement Plan for Employees (the “Qualified Plan”) is a defined benefit plan, qualified under Section 401 of the Internal Revenue Code (the “Code”), which provides benefits based on an employee’s years of service and covered compensation. The benefits are based on the average of the highest five consecutive years of covered compensation received during the last ten years of service. “Covered compensation” consists of Salary and Bonus. Benefits are estimated on straight-life annuity computations and reflect offsets for primary Social Security benefits. Under the Code, the maximum annual amount of compensation that can be awarded/paid by a tax-qualified plan is $220,000, subject to annual adjustments. In addition, the Code limits the maximum aggregate amount of benefits that may be paid under such a plan. Accordingly, the Company has adopted an unfunded, nonqualified pension plan (“the Pension Restoration Plan”) to provide supplemental retirement benefits to covered executives. The Pension Restoration Plan benefit is based on the same benefit formula for the Qualified Plan except that it does not limit the amount of a participant’s annual compensation or maximum aggregate benefit. The Company also maintains an additional nonqualified plan (“the SERP”) for Mr. Smith that credits him with an additional 0.5 years of service for each year of service credited to him under the Qualified Plan. The benefits calculated under the Pension Restoration Plan and the SERP are offset by the participant’s benefit payable under the Qualified Plan. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires. Directors who are not, or who have not been, employees of the Company are not entitled to benefits under the plans. The years of credited service for our named executive officers are: Mr. Glick, 14 years; Mr. Perez, 14 years; Mr. Boone, 16 years and Mr. Orr, 32 years.

Change-in-Control. Our senior management and other employees helped develop Lufkin Industries, Inc. into the successful enterprise it is today and continue to provide leadership, and we believe that it is important to protect them in the event of a change-in-control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interest of shareholders. Each of our named executive officers is party to a severance agreement pursuant to which they are entitled certain pay and benefits under certain conditions. The cash components of any change-in-control benefits are paid lump-sum and are based upon a multiple of base salary and maximum bonus as follows:

Multiple
Chief Executive	3 times
Vice President	2 times

In the event of a change-in-control, the Company will also continue health and other insurance benefits for between two and three years (corresponding to termination benefits) and immediately vest all equity compensation. In addition, terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, pension plan and supplemental retirement plan, although those benefits are not increased or accelerated. The Company believes that these levels of benefits are consistent with the general practice among our peers.

Because certain benefits may be subject to the so-called “parachute” tax imposed by the Internal Revenue Code Section 280G, the Company has agreed to reimburse the chief executive and the officers any taxes imposed as a result of change-in-control benefits. All change-in-control benefits are “single trigger,” meaning that the executive will be entitled to such benefits following a change-in-control even if such executive is not terminated.

Based upon a hypothetical termination date of December 31, 2008, the change in control termination for the Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three most highly compensated executive officers of the Company would have been as follows:

Name	Base Salary ($)	Bonus	Healthcare and Other Insurance Benefits ($)	Fair Market Value of Accelerated Equity Compensation ($)	Pension Payment	Tax Gross Up ($)	Total ($)
J. F. Glick	1,419,231	951,000	116,395	61,600	559,833	566,059	3,674,118
C. L. Boone	342,008	100,000	27,286	12,000	38,721	142,649	662,665
P. G. Perez	484,616	480,000	38,074	56,800	485,823	199,694	1,745,007
S. H. Semlinger	433,076	300,000	32,721	57,600	429,953	178,670	1,432,020
T. L. Orr	386,154	183,000	32,222	12,000	262,238	160,283	1,035,896

For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquire 20% or more of Lufkin Industries, Inc.’s common stock or (b) 25% or more of the directors in office were not nominated for initial election to the board of directors by directors who were in office at the time of their nomination.

Perquisites and Other Benefits. The Compensation Committee annually reviews the perquisites that senior management receives. Additionally, the Company is informed by our compensation consultants on perquisites provided by other peer companies. As a result of this review, the Compensation Committee has reported the value of perquisites which exceed the report threshold.

The Company permits the CEO to use the Company’s jet for personal use. As reflected in the Summary Compensation Table for Mr. Smith, the cost of this benefit aggregated to $24,201 in 2008. Mr. Smith retired as CEO effective March 1, 2008. The Board of Directors identified Mr. Glick to succeed Mr. Smith as the Company’s CEO. During 2008, Mr. Glick did not use the Company’s jet for personal use. Additionally, the CEO is provided with a $3,000 allowance for tax preparation service.

COMPENSATION COMMITTEE REPORT

No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE LUFKIN INDUSTRIES, INC. BOARD OF DIRECTORS:

B. H. O’Neal, Chairman

S. W. Henderson, III

J. H. Lollar

J. T. Jongebloed

Compensation of Executive Officers

The following table sets forth information with respect to the Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three most highly compensated executive officers of the Company as of December 31, 2008 (collectively, the “named executive officers).

SUMMARY COMPENSATION TABLE

Fiscal Year-End December 31, 2008

Name And Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Douglas V. Smith(5)	2008	129,808	—	—	621,375	—	—	60,663	811,846
Chief Executive Officer	2007	525,000	700,000	—	1,130,784	—	494,771	82,019	2,932,574
	2006	475,000	675,000	—	1,050,351	—	714,621	100,291	3,015,263

John F. Glick	2008	473,077	708,000	—	260,772	—	220,222	8,663	1,670,734
President and	2007	280,615	317,000	—	128,315	—	91,250	5,765	822,945
Chief Executive Officer	2006	207,308	176,000	—	115,507	—	69,700	6,152	574,667

Robert D. Leslie(6)	2008	92,346	—	—	92,223	—	112,291	3,318	300,178
Vice President, Treasurer and	2007	223,846	245,000	—	441,701	—	154,328	6,007	1,070,882
Chief Financial Officer	2006	198,846	185,000	—	111,948	—	125,985	4,675	626,454

Christopher L. Boone(7)	2008	171,004	215,000	—	35,206	—	27,327	3,975	452,512
Vice President, Treasurer and
Chief Financial Officer

Paul G. Perez	2008	242,308	255,000	—	519,419	—	230,886	4,945	1,252,558
Vice President, Secretary and	2007	218,846	240,000	—	138,197	—	125,466	4,782	727,291
General Counsel	2006	193,846	172,000	—	104,033	—	104,299	5,782	579,960

Scott Semlinger	2008	216,538	180,000	—	456,226	—	194,436	6,188	1,053,388
Vice President	2007	206,538	150,000	—	134,445	—	618	5,677	497,278
	2006	192,308	100,000	—	112,402	—	83,655	6,024	494,389

Terry L. Orr(8)	2008	193,077	190,000	—	189,295	—	188,966	6,743	768,081
Vice President	2007	140,238	91,500	—	155,010	—	83,743	4,652	475,143

(1)	Annual bonus amounts are earned and accrued during the years indicated, and paid in the first quarter of the following year.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See page 32 of the consolidated financial statements of the Company’s Annual Report for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.

(3)	All Other Compensation disclosed for Mr. Smith includes executive life insurance, tax preparation allowance, country club dues, and the following:

Incremental Costs for Personal Use of Company Plane(4)	$24,201
Costs for Personal Use of Company Car	$26,782

(4)

The incremental cost of personal cost of personal use of Company aircraft includes the cost of trip related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, engine restoration costs, hanger or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. In addition, the incremental tax loss of use of the plane has been included. The Company’s plane is a Cessna Citation Encore. Amounts were benchmarked against indicated variable costs per hour reported by Conklin & de Decker Associates, Inc. against a similar type plane.

(5)	Mr. Smith’s retirement as Chief Executive Officer was effective March 1, 2008.

(6)	Mr. Leslie’s retirement as Chief Financial Officer was effective May 7, 2008.

(7)	Mr. Boone was elected as Chief Financial Officer on May 7, 2008 by the Board of Directors.

(8)	Mr. Orr was elected as an officer effective September 5, 2007.

The following table sets forth certain information concerning options granted to named executive officers during 2008.

GRANTS OF PLAN-BASED AWARDS

Fiscal Year-End December 31, 2008

Name*	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock & Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Douglas V. Smith(3)	2/12/2008	—	—	—	—	37,500	—	—	—	$55.39	$621,375
John F. Glick(4)	2/12/2008	—	—	—	—	37,500	—	—	—	$55.39	$720,750
Christopher L. Boone(4)	11/4/2008	—	—	—	—	8,000	—	—	—	$55.27	$157,200
Paul G. Perez(4)	11/4/2008	—	—	—	—	8,000	—	—	—	$55.27	$157,200
Scott H. Semlinger(4)	11/4/2008	—	—	—	—	8,000	—	—	—	$55.27	$157,200
Terry L. Orr(4)	11/4/2008	—	—	—	—	9,000	—	—	—	$55.27	$176,850

(1)	The options were granted pursuant to our Incentive Stock Compensation Plan 2000, for a term of ten years subject to earlier termination in certain events related to termination of employment. No consideration was paid by the executive officer for such award.

(2)	The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3)	Options are exercisable in 1/3 increments on the grant date, February 12, 2009 and February 12, 2010. Upon Mr. Smith’s retirement date of March 1, 2008, all options became fully vested and exercisable.

(4)	Options granted are exercisable in 25% increments on each November 4, 2009, 2010, 2011 and 2012.

*	Mr. Leslie received no grants of plan-based awards during the fiscal year ending December 31, 2008.

The “Equity Compensation,” “CEO Compensation” and “Officer Compensation” sections of the Compensation Discussion and Analysis provide information regarding the processing of granting stock option awards to the Company’s CEO and executive officers.

For information regarding material terms of employment agreements for the Company’s executive officers, please refer to the Compensation Discussion and Analysis included in this proxy statement.

The following table sets forth certain information with respect to the named executive officers concerning options outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS

Fiscal Year-End December 31, 2008

	Option Awards					Stock Awards
Name*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas V. Smith(1)	6,300	—	—	$63.800	02/07/2016	—	—	—	—
	35,000	—	—	$60.970	02/12/2017	—	—	—	—
	37,500	—	—	$55.390	02/11/2018	—	—	—	—
John F. Glick(3)	3,850	—	—	$18.500	11/08/2014	—	—	—	—
	1,875	1,875	—	$46.700	10/31/2015	—	—	—	—
	1,875	3,750	—	$60.340	10/30/2016	—	—	—	—
	—	37,500	—	$55.390	02/11/2018	—	—	—	—
Christopher L. Boone(2)	750	—	—	$18.500	11/08/2014	—	—	—	—
	375	375	—	$46.700	10/31/2015	—	—	—	—
	375	750	—	$60.340	10/30/2016	—	—	—	—
	375	1,125	—	$58.440	11/05/2017
	—	8,000	—	$55.390	02/11/2018	—	—	—	—
Paul G. Perez(2)	3,550	—	—	$18.500	11/08/2014	—	—	—	—
	1,875	1,875	—	$46.700	10/31/2015	—	—	—	—
	1,875	3,750	—	$60.340	10/30/2016	—	—	—	—
	2,188	6,562	—	$58.440	11/05/2017	—	—	—	—
	—	8,000	—	$55.270	11/03/2018	—	—	—	—
Scott H. Semlinger(2)	3,600	—	—	$18.500	11/08/2014	—	—	—	—
	5,625	1,875	—	$46.700	10/31/2015	—	—	—	—
	3,750	3,750	—	$60.340	10/30/2016	—	—	—	—
	1,450	4,350	—	$58.440	11/05/2017	—	—	—	—
	—	8,000	—	$55.270	11/03/2018	—	—	—	—
Terry L. Orr(2)	750	—	—	$18.500	11/08/2014	—	—	—	—
	1,125	375	—	$46.700	10/31/2015	—	—	—	—
	750	750	—	$60.340	10/30/2016	—	—	—	—
	1,450	4,350	—	$58.440	11/05/2017	—	—	—	—
	—	9,000	—	$55.270	11/03/2018	—	—	—	—

(1)	Options granted on 2/8/2006, 2/13/2007 and 2/12/2008 vest in 1/3 increments on the grant date, the first anniversary and the second anniversary and expire on the date shown in the above corresponding table under “Option Expiration Date,” which is the day before the tenth anniversary of the grant date. Due to Mr. Smith’s retirement on 3/1/2008, all available options became fully vested and exercisable.

(2)	Options granted on 11/9/2004, 11/1/2005, 10/31/2006, 11/6/2007 and 11/4/2008 vest in 25% increments on the first, second, third and fourth anniversary and expire on the date shown in the above corresponding table under “Option Expiration Date,” which is the day before the tenth anniversary of the grant date.

(3)	Options granted on 2/12/2008 vest in 25% increments on the first, second, third and fourth anniversary and expire on the date shown in the above corresponding table under “Option Expiration Date,” which is the day before the tenth anniversary of the grant date.

*	Mr. Leslie had no equity awards outstanding as of December 31, 2008.

The following table sets forth certain information with respect to stock options exercised by named executive officers during 2008.

OPTION EXERCISES AND STOCK VESTED

Fiscal Year-End December 31, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas V. Smith	88,358	3,741,835	—	—
John F. Glick	13,350	674,785	—	—
Robert D. Leslie	34,675	1,292,135	—	—
Christopher L. Boone	10,875	644,718	—	—
Paul G. Perez	12,300	613,761	—	—
Scott H. Seminger	—	—	—	—
Terry L. Orr	13,500	838,734	—	—

The following table sets forth certain information with respect to pension benefits payable to named executive officers as of December 31, 2008.

PENSION BENEFITS

Fiscal Year-End December 31, 2008

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Douglas V. Smith	Qualified Plan	15.083	569,558	42,890
	Pension Restoration Plan	15.083	1,642,487	138,431
	SERP	22.625	1,135,198	102,156
John F. Glick	Qualified Plan	14.333	347,322	—
	Pension Restoration Plan	14.333	302,054	—
Robert D. Leslie	Qualified Plan	15.583	599,838	33,264
	Pension Restoration Plan	15.583	212,694	12,390
Christopher L. Boone	Qualified Plan	15.917	94,934	—
	Pension Restoration Plan	15.917	—	—
Paul G. Perez	Qualified Plan	15.500	548,162	—
	Pension Restoration Plan	15.500	294,359	—
Scott H. Semlinger	Qualified Plan	33.000	675,212	—
	Pension Restoration Plan	33.000	156,719	—
Terry L. Orr	Qualified Plan	32.333	905,912	—
	Pension Restoration Plan	32.333	60,114	—

The “Retirement Plan” section of the Compensation Discussion and Analysis provides additional information regarding the Company’s pension benefit plans.

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to named executive officers as of December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

Fiscal Year-End December 31, 2008

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE
Douglas V. Smith	401(k) Restoration Plan	34,893	1,275	(214,787)	345,775	791,317
John F. Glick	401(k) Restoration Plan	136,235	1,275	(85,521)	—	429,756
Robert D. Leslie	401(k) Restoration Plan	4,764	1,275	(131)	1,626	41,687
Christopher L. Boone	401(k) Restoration Plan	—	—	—	—	—
Paul G. Perez	401(k) Restoration Plan	—	—	(75,458)	—	142,910
Scott H. Semlinger	401(k) Restoration Plan	13,870	1,623	(25,492)	—	118,108
Terry L. Orr	401(k) Restoration Plan	52,900	1,620	(15,493)	—	111,347

(1)	Amounts are included in the Summary Compensation Table under the “Salary” column.

(2)	Amounts are included in the Summary Compensation Table under the “All Other Compensation” column.

Lufkin Industries, Inc.’s 401(k) Restoration Plan

The Company has adopted an unfunded, nonqualified deferred compensation plan to provide supplemental retirement savings benefits to covered executives. This plan is based on the same investment options, Company contribution limits and participant contribution limits as the Company’s qualified 401(k) plan, except that it does not limit the amount of a participant’s annual compensation or maximum aggregate benefit. The benefits calculated under the 401(k) Restoration Plan are offset by the participant’s calculated benefit under the qualified 401(k) plan.

For information regarding potential payments to our named executive officers upon termination of a change-in-control, please see the “Severance Benefits” and “Change-in-Control” sections of the Compensation Discussion and Analysis included in this Proxy Statement.

The following table provides information on Lufkin Industries, Inc.’s compensation for non-employee directors in 2008.

DIRECTOR COMPENSATION

Fiscal Year-End December 31, 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John F. Anderson(3)	47,000	—	58,528	—	—	—	105,528
Suzanne V. Baer(4)	54,000	—	58,528	—	—	—	112,528
Simon W. Henderson, III(5)	47,000	—	58,528	—	—	—	105,528
James T. Jongebloed(6)	56,500	—	58,528	—	—	—	115,028
John H. Lollar(7)	59,000	—	58,528	—	—	—	117,528
Bob H. O’Neal(8)	58,500	—	—	—	—	—	58,500
Douglas V. Smith(9)	42,000	—	—	—	—	—	42,000
Howard J. Trout, Jr.(10)	48,000	—	58,528	—	—	—	106,528
Thomas E. Wiener(11)	48,500	—	58,528	—	—	—	107,028

(1)	Non-employee Directors receive an annual retainer of $32,000, a Board Meeting fee of $1,500 and a Committee Meeting fee of $1,500 ($2,000 for an Audit Committee meeting). Additionally, the Chairman of the Audit Committee receives a $5,000 retainer; the Compensation Committee Chairman receives a $3,000 retainer; and the Pension Committee and Nominating/Governance Committee Chairmen each receive a $1,000 retainer.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-based Payments." See page 34 of the consolidated financial statements of the Company's Annual Report for the year ended December 31, 2008, regarding assumptions underlying valuation of equity awards.

(3)	Mr. Anderson had an aggregate of 6,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; (ii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (iii) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(4)	Ms. Baer had an aggregate of 16,000 stock options outstanding. These stock options consist of: (i) 10,000 at an exercise price of $48.04, to expire on August 2, 2015; (ii) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; (iii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (iv) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(5)	Mr. Henderson had an aggregate of 6,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; (ii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (iii) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(6)	Mr. Jongebloed had an aggregate of 8,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $30.65, to expire on May 4, 2015; (ii) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; (iii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (iv) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(7)	Mr. Lollar had an aggregate of 8,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $30.65, to expire on May 4, 2015; (ii) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; (iii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (iv) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(8)	Mr. O’Neal had an aggregate of 12,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $10.96, to expire on May 6, 2013; (ii) 2,000 at an exercise price of $16.025, to expire on May 4, 2014; (iii) 2,000 at an exercise price of $30.65, to expire on May 4, 2015; (iv) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; and (v) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (vi) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(9)	Following Mr. Smith’s retirement as Chief Executive Officer, he continues to serve as the Chairman of the Board of Directors. Mr. Smith had an aggregate of 78,800 stock options outstanding. These stock options consist of: (i) 6,300 at an exercise price of $63.80, to expire on February 7, 2016; (ii) 35,000 at an exercise price of $60.97, to expire on February 12, 2017; and (iii) 37,500 at an exercise price of $55.39, to expire on February 11, 2018.

(10)	Mr. Trout had an aggregate of 6,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; (ii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (iii) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

(11)	Mr. Wiener had an aggregate of 18,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $7.313, to expire on May 2, 2010; (ii) 2,000 at an exercise price of $11.285, to expire on May 1, 2011; (iii) 2,000 at an exercise price of $14.45, to expire on April 30, 2012; (iv) 2,000 at an exercise price of $10.96, to expire on May 6, 2013; (v) 2,000 at an exercise price of $16.025, to expire on May 4, 2014; (vi) 2,000 at an exercise price of $30.65, to expire on May 4, 2015; (vii) 2,000 at an exercise price of $66.23, to expire on May 2, 2016; and (viii) 2,000 at an exercise price of $64.41, to expire on May 1, 2017; and (ix) 2,000 at an exercise price of $75.10, to expire on May 6, 2018.

Stock Option Plans

The Company has a stock option plan (the “2000 Plan”), pursuant to which options to purchase shares of the Company’s stock are outstanding. The purpose of the 2000 Plan is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. All options for stock are granted by the Compensation Committee. The term of the Company’s previous employee stock option plan (the “1990 Plan”) expired in 2000 and no future grants of awards under the 1990 Plan will be allowed. However, awards that have been issued prior to the expiration of the 1990 Plan but that have not expired will still be honored by the Company. The term of the Company’s 1996 Nonemployee Director’s Stock Option Plan (“1996 Plan”) expired in 2006 and no future grants of awards under the 1996 Plan will be allowed. However, awards that have been issued prior to the expiration of the 1996 Plan but that have not expired will still be honored by the Company.

Related Person Transactions

During 2008, there were no transactions with management and others, no business relationships regarding directors or nominees for directors and no indebtedness of management. The Company’s Code of Conduct policy, posted under the “Governance” section of the Company’s website at www.lufkin.com, prohibits employees from having any associations, financial interests or business relationships that would constitute a conflict of interest. The Company’s Board of Directors are not allowed to have any related person transactions without the prior consent of the Company, but currently the Company does not have a written procedure for approving related person transactions. If potential related party transactions were to occur, the Board of Directors would review them on a case-by-case basis.

Compensation Committee Interlocks and Insider Participation

Messrs. B. H. O’Neal, S. W. Henderson, III, J. T. Jongebloed and J. H. Lollar served as the members of the Company’s Compensation Committee during 2008. During 2008, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or its subsidiaries or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company.

During 2008, no member of the compensation committee (or board committee performing equivalent functions) (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any business relationship or conducted any transactions with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the beneficial ownership of the Company’s Common Stock as of March 17, 2009, with respect to (i) the directors and nominees for director; (ii) each executive officer named in the Summary Compensation Table and (iii) the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Direct Ownership(1)	Exercisable Options(2)	Number of Shares Owned Beneficially	Percent of Class
John F. Anderson	23,932	6,000	29,932	*
Suzanne V. Baer	0	16,000	16,000	*
Christopher L. Boone	0	1,875	1,875	*
John F. Glick	5,800	16,975	22,775	*
Simon W. Henderson, III(3)	231,198	6,000	237,198	1.6%
James T. Jongebloed	2,000	8,000	10,000	*
Robert D. Leslie(4)	0	0	0	*
John H. Lollar	6,000	8,000	14,000	*
Bob H. O’Neal	1,000	12,000	13,000	*
Terry L. Orr	2,040	4,075	6,115	*
Paul G. Perez	4,000	9,488	13,488	*
Scott H. Semlinger	710	14,425	15,135	*
Douglas V. Smith	39,162	78,800	117,962	*
H. J. Trout, Jr.	359,804	6,000	365,804	2.5%
Thomas E. Wiener(5)	30,810	18,000	48,810	*
Directors and Executive Officers as a group (15 persons)(4)	706,456	209,388	915,844	6.2%

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(1)	Each director, nominee for director and executive officer listed above possesses sole voting and investment powers as to all the shares listed as being beneficially owned by such person.

(2)	This column shows shares covered by stock options that are currently exercisable or will be exercisable within 60 days of March 17, 2009.

(3)	The shares listed for Mr. Henderson include 127,198 shares held in various trusts and a family limited partnership over which Mr. Henderson shares investment and voting control.

(4)	Mr. Leslie’s retirement as Chief Financial Officer was effective May 7, 2008.

(5)	The shares listed for Mr. Wiener include 7,050 shares held by the spouse of Mr. Wiener, of which Mr. Wiener shares investment and voting control.

Five Percent Beneficial Owners

The following table lists each person the Company knows to be an owner of more than 5% of the Company’s Common Stock as of March 17, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors (Deutschland) AG(1)	1,052,847	7.09%
Apianstrasse 6
D-85774, Unterfohring, Germany
Eagle Asset Management, Inc.(1)	877,350	5.91%
880 Carillon Parkway
St. Petersburg, FL 33716
NFJ Investment Group L.P.(3)	777,800	5.20%
2100 Ross Avenue, Ste 700
Dallas, TX 75201

(1)	This information was obtained from a Schedule 13G filed on February 5, 2009, filed by Barclays Global Investors (Deutschland) AG, which is an investment advisor registered under the Investment Advisors Act of 1940. Barclays Global Investors (Deutschland) AG reported sole voting power as to 810,359 shares, shared voting power as to zero shares, sole dispositive power as to 1,052,847 shares and shared dispositive power as to zero shares.

(2)	This information was obtained from a Schedule 13G filed on January 27, 2009, filed by Eagle Asset Management, Inc., which is an investment advisor registered under the Investment Advisors Act of 1940. Eagle Asset Management, Inc. reported sole voting power as to 877,350 shares, shared voting power as to zero shares, sole dispositive power as to 877,350 shares and shared dispositive power as to zero shares.

(3)	This information was obtained from a Schedule 13G filed on February 17, 2009, filed by NFJ Investment Group L.P., which is an investment advisor registered under the Investment Advisors Act of 1940. NFJ Investment Group L.P. reported sole voting power as to 766,000 shares, shared voting power as to zero shares, sole dispositive power as to 777,800 shares and shared dispositive power as to zero shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareowners are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto reported by the Company during the fiscal year ended December 31, 2008 and upon a review of Forms 5 and amendments thereto reported by the Company with respect to fiscal 2008, or upon written representations received by the Company from certain reporting persons that no Forms 5 were required for those persons, the Company believes that no director, executive officer or greater-than-10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2008.

PROPOSALS OF SHAREHOLDERS

A proposal of a shareholder intended to be presented at the next annual meeting must be received at the Company’s principal executive offices no later than December 1, 2009, if the shareholder making the proposal desires such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. The Company has also adopted Bylaw provisions which require that nominations of persons for election to the Board of Directors and the proposal of business by shareholders at an annual meeting of shareholders must fulfill certain requirements which include the requirement that notice of such nominations or proposals be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting. In order to be timely for next year’s annual meeting, such notice must be delivered between February 4, 2010, and March 6, 2010. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the annual meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements permit the delivery of a single set of this Proxy Statement to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” reduces the amount of duplicative information that security holders receive and lowers printing and mailing costs for the Company. Each stockholder continues to receive a separate proxy card.

Only one of this Proxy Statement has been delivered to eligible stockholders who share an address, unless the Company received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of this or future Proxy Statement(s), the Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, LLC, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

ADDITIONAL FINANCIAL INFORMATION

Shareholders may obtain additional financial information for the year ended December 31, 2008, from the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We make available, free of charge, through our website, www.lufkin.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. In addition, a copy of the Annual Report on Form 10-K may be obtained without charge by written request to the Secretary, Lufkin Industries, Inc., P.O. Box 849, Lufkin, Texas 75902.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

PAUL G. PEREZ
Secretary

April 1, 2009

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Lufkin Industries, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints JOHN F. GLICK and PAUL G. PEREZ, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of LUFKIN INDUSTRIES, INC., (herein the “Company”) to be held at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901, at 9:00 a.m., Lufkin time on the 6th day of May 2009, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided herein, the number of shares the undersigned would be entitled to vote if personally present.

1. Election of D. V. Smith and J. F. Anderson to the Company’s board to serve until the annual shareholders’ meeting held in 2012 or until a successor has been elected and qualified.

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2009 In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournments thereof. Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. All prior proxies are hereby revoked. This proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated April 1, 2009.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THEEN CLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.1.

Election of Directors: For Withhold For Withhold

01 - D. V. Smith 02 - J. F. Anderson

For Against Abstain

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2009.

B Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian etc., please give full title as such. For joint accounts each joint owner should sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.1 U P X 0 2 0 9 0 1 2

+<STOCK#> 01165A